                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliinary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12

                               METROMEDIA FIBER NETWORK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2 ) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

            [LOGO]

                  C/O METROMEDIA FIBER NETWORK SERVICES, INC.
                           ONE NORTH LEXINGTON AVENUE
                         WHITE PLAINS, NEW YORK, 10601

                                          April 9, 1999

Dear Stockholder:

    On behalf of the board of directors, I wish to extend to you a cordial invitation to attend the annual meeting of stockholders of Metromedia Fiber Network, Inc., which will be held on the Concourse Level at 1285 Avenue of the Americas, New York, New York 10019 at 10:00 a.m., Eastern Standard Time, on Tuesday, May 18, 1999. I look forward to greeting as many stockholders as possible at the annual meeting.

    At the annual meeting, holders of class A common stock will be asked to vote on proposals to elect three class A directors to serve for a term of one year and until their successors are elected and qualified. All stockholders will be asked to vote on proposals to amend Metromedia Fiber Network's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 200,000,000 to 2,680,000,000 consisting of (a) 2,405,000,000 shares of class A common stock and
(b) 275,000,000 shares of class B common stock, to ratify the selection of Ernst & Young LLP as our independent accountants for the year ending December 31, 1999 and to consider and vote upon any other matters that may properly come before the annual meeting.

    It is important that your shares be represented at the annual meeting, whether or not you are able to attend. Accordingly, you are urged to sign, date and mail the enclosed proxy promptly. If you later decide to attend the annual meeting, you may revoke your proxy and vote in person.

    Thank you.

                                          Sincerely,

                                          /s/ Stephen A. Garofalo
                  --------------------------------------------------------------
                                          Stephen A. Garofalo
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER

                         METROMEDIA FIBER NETWORK, INC.
                            ------------------------

                  C/O METROMEDIA FIBER NETWORK SERVICES, INC.
                           ONE NORTH LEXINGTON AVENUE
                          WHITE PLAINS, NEW YORK 10601
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 1999
                            ------------------------

                             TO THE STOCKHOLDERS OF
                        METROMEDIA FIBER NETWORK, INC.:

    WE HEREBY NOTIFY YOU that we will hold the 1999 annual meeting of stockholders of Metromedia Fiber Network, Inc., a Delaware corporation, on Tuesday, May 18, 1999, at 10:00 a.m., eastern standard time, on the Concourse Level, 1285 Avenue of the Americas, New York, New York.

    At the annual meeting, we will ask holders of our class A common stock, par value $.01 per share, to consider and vote as a separate class upon the election of three members to Metromedia Fiber Network's board of directors to serve a one-year term as class A directors (Proposal 1). We will also ask holders of our class A common stock together with holders of our class B common stock, par value $.01 per share, to consider and vote as a single class upon the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 2,680,000,000 shares consisting of (a) 2,405,000,000 shares of class A common stock and (b) 275,000,000 shares of class B common stock (Proposal 2), and the ratification of the selection of Ernst & Young LLP as our independent accountants for the year ending December 31, 1999 (Proposal 3), and the transaction of such other business as may properly come before the annual meeting or any adjournment thereof. The board of directors is not aware of any other business that will be presented for consideration at the annual meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSALS NO. 1, 2 AND 3 TO BE PRESENTED TO STOCKHOLDERS AT THE ANNUAL MEETING.

    Only stockholders of record at the close of business on March 31, 1999, the record date, will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. The annual meeting may be adjourned from time to time without notice other than by announcement at the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection by any stockholder, for any reason germane to the annual meeting, during ordinary business hours during the ten days prior to the annual meeting at the law offices of Paul Weiss Rifkind Wharton & Garrison, LLP, 1285 Avenue of the Americas, New York, New York 10019. If you wish to view the list of stockholders, please contact the Secretary's Office at 201-531-8043.

    We hope that you will be able to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, please complete, sign, date and mail the enclosed proxy in the return envelope to assure that your shares are represented and voted at the annual meeting. If you do attend the annual meeting in person, you may revoke your proxy if you wish and vote your shares in person. Thank you for your cooperation and continued support.

                                          By Order of the board of directors,

                                          /s/ Arnold. L. Wadler
                    ------------------------------------------------------------
                                          Arnold L. Wadler
                                          SECRETARY

White Plains, New York
April 9, 1999

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD IN ORDER THAT WE HAVE A QUORUM, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE (TO WHICH THE SENDER NEED AFFIX NO POSTAGE IF MAILED WITHIN THE UNITED STATES). IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, YOU SHOULD SIGN AND RETURN EACH SUCH PROXY TO ASSURE THAT YOU VOTE ALL OF YOUR SHARES. ALL REGISTERED HOLDERS SHOULD SIGN THE PROXY EXACTLY AS THE STOCK IS REGISTERED.

                         METROMEDIA FIBER NETWORK, INC.

                            ------------------------

                  C/O METROMEDIA FIBER NETWORK SERVICES, INC.
                           ONE NORTH LEXINGTON AVENUE
                             WHITE PLAINS, NY 10601

                            ------------------------

                                PROXY STATEMENT
                     FOR AN ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 1999

                            ------------------------

    We are furnishing this proxy statement to the holders of shares of class A common stock, par value $0.01 per share and of class B common stock, par value $.01 per share of Metromedia Fiber Network, Inc., a Delaware corporation in connection with the solicitation of proxies by our board of directors for use at our annual meeting of the stockholders to be held at 10:00 a.m. eastern standard time on Tuesday, May 18, 1999 on the Concourse Level, 1285 Avenue of the Americas, New York, New York and any adjournments of the meeting. We are mailing this proxy statement and the accompanying proxy card, along with the Company's Annual Report on Form 10-K for the year ended December 31, 1998, to the stockholders of the Company on or about April 12, 1999.

                    INFORMATION REGARDING THE ANNUAL MEETING

    GENERAL. We are furnishing this proxy statement to holders of common stock in connection with the solicitation of proxies by our board of directors for use at the annual meeting, and any adjournments thereof. Each copy of this Proxy Statement being mailed or delivered to our stockholders is accompanied by a proxy card and the Notice of Annual Meeting of Stockholders. Our Annual Report to Stockholders and Annual Report on Form 10-K, including financial statements for the year ended December 31, 1998, accompany but do not constitute part of this Proxy Statement.

    PROPOSALS. We will hold the annual meeting on the Concourse Level at 1285 Avenue of the Americas, New York, New York, on Tuesday, May 18, 1999, beginning at 10:00 a.m., Eastern Standard Time. At the annual meeting, we will ask holders of our class A common stock to consider and vote as a separate class upon the election of three members to our board of directors to serve a one-year term as class A directors (Proposal 1). We will also ask holders of the class A common stock together with holders of the class B common stock to consider and vote as a single class upon an amendment to our Amended and Restated Certificate of Incorporation increasing the number of authorized shares of our common stock from 200,000,000 shares to 2,680,000,000 shares consisting of (a) 2,405,000,000 shares of class A common stock and (b) 275,000,000 shares of class B common stock, (Proposal 2), the ratification of the selection of Ernst & Young LLP as our independent accountants for the year ending December 31, 1999 (Proposal 3), and such other matters as may properly come before the annual meeting.

    Our board of directors knows of no business that will be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

    PROXIES. The proxies named on the accompanying proxy cards will vote the shares that are subject to all properly executed proxy cards delivered pursuant to this solicitation and not revoked at the annual meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. With regard to other proposals, you may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any or all proposals. You should specify your respective choices on the accompanying proxy card. If you do not give specific instructions with regard to the matters to be voted upon, the proxies will vote the shares of class A common stock represented by a signed proxy card "FOR" Proposal 1 and the shares of common stock represented by a signed proxy card will be voted "FOR" Proposals 2 and 3, each as listed on the proxy card.

If any other matters properly come before the annual meeting, the proxies will vote upon such matters according to their judgment.

    All proxy cards delivered pursuant to this solicitation are revocable at any time prior to the annual meeting at the option of the persons executing them by giving written notice to our corporate Secretary, by delivering a later dated proxy card or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy. You should address any written notices of revocation and other communications with respect to revocations of proxies to: Metromedia Fiber Network, Inc., c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention:
Arnold L. Wadler, Secretary.

    We will initially solicit proxies by mail, but directors, officers and selected employees may solicit proxies from you personally or by telephone, facsimile or other forms of communication. Such directors, officers and employees will not receive any additional compensation for such solicitation. We also will request brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners, and we will reimburse such persons for their reasonable expenses incurred in doing so. All expenses incurred in connection with the solicitation of proxies will be borne by us.

    RECORD DATE; QUORUM. Only holders of record of common stock as of the close of business on March 31, 1999, the record date, will be entitled to notice of and to vote at the annual meeting (such holders are referred to herein as the "Stockholders"). As of the record date, there were 77,742,970 shares of class A common stock outstanding and entitled to vote at the annual meeting, held by approximately 129 stockholders of record, which number includes nominees for an indeterminable number of beneficial owners, with each share entitled to one vote, and 16,884,636 shares of class B common stock outstanding and entitled to vote at the annual meeting held by three stockholders of record, with each share entitled to ten votes. The presence, in person or by proxy, of one-third of the total votes of the outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Except with respect to broker non-votes, the consequences of which are described below, shares of common stock represented by proxies marked "ABSTAIN" for any proposal presented at the annual meeting and shares of common stock held by persons in attendance at the annual meeting who abstain from voting on any such proposal will be counted for purposes of determining the presence of a quorum but will not be voted for or against such proposal. Because of the vote required (see below) to approve the proposals presented at the annual meeting, abstentions will have the effect of a vote against such proposal (other than Proposal 1). We will consider shares as to which a broker indicates it has no discretion to vote and which are not voted as not present at such meeting for purposes of proposals presented at the annual meeting. Because of the vote required to approve the proposals at the annual meeting, broker non-votes will have no effect on the outcome and the vote on any of such proposals. With respect to the election of directors, abstentions and broker non-votes, we will disregard and they will have no effect on the vote.

    VOTE REQUIRED. The affirmative vote of the holders of a plurality of shares of class A common stock, voting as a separate class, present in person or represented by proxy at the annual meeting will be required to elect each of the class A directors to our board of directors. The affirmative vote of the holders of a majority of shares of class A common stock and class B common stock, voting as a single class, present in person or represented by proxy at the annual meeting, will be required to approve and adopt each of the matters identified in this proxy statement as being presented to holders of shares of common stock at the annual meeting, each of which will be voted upon separately at the annual meeting. In voting on each such matter, holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share. The three record holders of the outstanding shares of class B common stock have indicated that they intend to vote in favor of Proposals 2 and 3, thereby assuring their approval.

                             SECURITY OWNERSHIP(1)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides you with certain information, as of March 31, 1999, the record date, regarding the beneficial ownership of our voting stock after giving effect to the stock splits by (i) each of our directors and director nominees, (ii) each person whom we believe beneficially owns more than 5% of our outstanding voting stock, (iii) each named executive officer and (iv) all our executive officers and directors as a group. In accordance with the rules promulgated by the Securities and Exchange Commission, such ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by such person.

                                                      CLASS A                           CLASS B
                                                   COMMON STOCK                     COMMON STOCK(1)
                                          -------------------------------   -------------------------------
                                               NUMBER            PERCENT         NUMBER            PERCENT         PERCENT OF
                                              OF SHARES         OF CLASS        OF SHARES         OF CLASS     TOTAL VOTING POWER
                                          -----------------     ---------   -----------------     ---------    ------------------
Stephen A. Garofalo.....................         22,747,756(2)     28.7%                   --          --               9.2%
Metromedia Company......................                 --           *            15,731,024        93.2%             63.8%(3)
Putnam Investments, Inc.................         14,528,030(4)     18.7%                   --          --               5.9%
FMR. Corp...............................          6,672,000(5)      8.6%                   --          --               2.7%
Howard M. Finkelstein...................          6,109,000(6)      7.3%                   --          --               2.4%
Peter Sahagen...........................          4,616,120(7)      5.9%                   --          --               1.9%
Vincent A. Galluccio....................            715,920(8)        *                    --          --                 *
Gerard Benedetto........................            102,000(9)        *                    --          --                 *
Nicholas M. Tanzi.......................            138,440(10)       *                    --          --                 *
Silvia Kessel...........................            255,236(11)       *                    --          --                 *
John W. Kluge...........................          1,014,000(12)     1.3%           15,731,024(13)    93.2%             63.5%
David Rockefeller.......................          1,414,552(14)     1.8%                   --          --                 *
Stuart Subotnick........................          1,014,000(12)     1.3%           16,884,636(13)   100.0%             68.5%
Arnold L. Wadler........................            307,672(11)       *                    --          --                 *
Leonard White...........................             23,000(15)       *                    --          --                 *
All Directors and Executive Officers as
  a Group...............................         33,841,576(16)    43.8%           16,884,636       100.0%             65.5%

------------------------

*   less than 1.0%

(1) The shares of class B common stock are convertible into shares of class A common stock at the rate of one share of class A common stock for each share of class B common stock and the holders of shares of class B common stock are entitled to 10 votes per share.

(2) Includes presently exercisable options to purchase 1,521,000 shares of class A common stock at an exercise price of $.49 per share. Mr. Garofalo's address is One North Lexington Avenue, White Plains, New York 10601.

(3) Metromedia Company's address is One Meadowlands Plaza, East Rutherford, NJ 07073.

(4) Based solely upon the Schedule 13-G, dated February 2, 1999, filed by Putnam Investments, Inc. The Putnam Investments, Inc. address is One Post Office Square, Boston, Massachusetts, 02109.

------------------------

(1)   To be updated as of record date.

(5) Based solely on the Schedule 13-G, dated February 16, 1999 filed by FMR Corp., Edward C. Johnson III and Abigail P. Johnson. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(6) Includes presently exercisable options to 6,084,000 shares of class A common stock at an exercise price of $.49 per share and 25,000 shares of class A common stock owned by members of Mr. Finkelstein's family. Mr. Finkelstein's address is One North Lexington Avenue, White Plains, New York 10601.

(7) All of such shares are owned by an entity controlled by Mr. Sahagen. Mr. Sahagen's address is 3590 South Beech Blvd., South Palm Beach, FL 33480.

(8) Represents presently exercisable options to purchase 640,920 and 75,000 shares of class A common stock at an exercise price of $.49 and $4.00 per share, respectively.

(9) Includes presently exercisable options to purchase 100,000 shares of class A common stock at an exercise price of $3.88 per share.

(10) Includes presently exercisable options to purchase 60,840 and 75,000 shares of class A common stock at an exercise price of $1.91 and $4.00 per share, respectively. Also, includes 2,600 shares of class A common stock owned by members of Mr. Tanzi's family to which Mr. Tanzi has been granted a proxy to vote. Mr. Tanzi's address is One North Lexington Avenue, White Plains, New York 10601.

(11) Includes 202,800 presently exercisable options to acquire shares of class A common stock at an exercise price of $.49 per share held by each of Ms. Kessel and Mr. Wadler. Does not include shares owned by Metromedia Company. Ms. Kessel and Mr. Wadler are employed by Metromedia Company and disclaim beneficial ownership of the shares owned by Metromedia Company.

(12) Consists of 1,014,000 presently exercisable options to acquire shares of class A common stock at an exercise price of $.49 per share held by each of Mr. Kluge and Mr. Subotnick. Mr. Kluge's address is 215 East 67th Street, New York, NY 10021 and Mr. Subotnick's address is 215 East 67th Street, New York, NY 10021.

(13) Includes 15,731,024 shares owned by Metromedia Company. Messrs. Kluge and Subotnick, Directors of Metromedia Fiber Network, are general partners of Metromedia Company.

(14) Represents 1,394,552 shares owned by DR & Descendants Partnership, of which Mr. Rockefeller is a partner and for which he exercises voting and investment power and presently exercisable options to purchase 20,000 shares of class A common stock at an exercise price of $4.00 per share. Mr. Rockefeller disclaims actual beneficial ownership of shares owned by DR & Descendants Partnership except as to shares attributable to his proportionate interest in the partnership.

(15) Includes 20,000 presently exercisable options to acquire shares of class A common stock at an exercise price of $4.00 per share.

(16) Includes presently exercisable options to acquire 10,679,520, 60,840, 100,000 and 190,000 shares of class A common stock at an exercise price of $.49, $1.91, $3.88 and $4.00 per share, respectively.

                             DIRECTORS AND OFFICERS

    The following table sets forth certain information regarding the directors and executive officers of Metromedia Fiber Network:

NAME                                                       AGE                          POSITION HELD
-----------------------------------------------------      ---      -----------------------------------------------------

Stephen A. Garofalo..................................          47   Chairman of the Board and Chief Executive Officer

Howard M. Finkelstein................................          45   President, Chief Operating Officer and Director

Vincent A. Galluccio.................................          53   Senior Vice President and Director

Gerard Benedetto.....................................          42   Vice President--Chief Financial Officer

Charlotte G. Denenberg...............................          51   Vice President--Chief Technology Officer

Nicholas M. Tanzi....................................          40   Vice President--Sales

Silvia Kessel........................................          48   Executive Vice President and Director

John W. Kluge........................................          84   Director

David Rockefeller....................................          83   Director

Stuart Subotnick.....................................          56   Director

Arnold L. Wadler.....................................          55   Executive Vice President, General Counsel, Secretary
                                                                    and Director

Leonard White........................................          59   Director

DIRECTORS OF METROMEDIA FIBER NETWORK

    The board of directors of Metromedia Fiber Network presently consists of nine members. Holders of the class B common stock are entitled to elect 75% of the board of directors and holders of the class A common stock are entitled to vote as a separate class to elect the remaining directors. Currently six of the nine directors are nominees of the holders of class B common stock and as a result holders of the class B common stock are entitled to fill three vacancies on the board of directors. Members of each class of directors will hold office until their successors are elected and qualified. The directors are elected by a plurality vote of all votes cast at each annual meeting of stockholders of Metromedia Fiber Network entitled to vote for such directors. The directors hold office for a one-year term. The class A directors, whose term expires at the annual meeting are Howard M. Finkelstein, Stephen A. Garofalo and Vincent A. Galluccio, and the class B directors are Silvia Kessel, John W. Kluge, David Rockefeller, Stuart Subotnick, Arnold L. Wadler and Leonard White.

    For more information regarding each of Metromedia Fiber Network's directors, including biographical information, see "PROPOSAL NO. 1 ELECTION OF DIRECTORS."

MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

    The board of directors held three regular meetings during 1998. In addition, the board of directors took action by unanimous written consent three times in 1998. All directors attended at least 75% of the aggregate total number of meetings of the board of directors and all committees of the board of directors on which they served except John W. Kluge attended less than 75% of such meetings.

    The board of directors has delegated certain functions to the following standing committees:

    THE AUDIT COMMITTEE. The Audit Committee is responsible for (a) reviewing the professional services and independence of Metromedia Fiber Network's independent auditors and the scope of the annual external audit recommended by the independent auditors, (b) ensuring that the scope of the annual external audit is sufficiently comprehensive, (c) reviewing, in consultation with Metromedia Fiber Network's independent auditors and Metromedia Fiber Network's internal auditors, the plan and results of the annual external audit, the adequacy of Metromedia Fiber Network's internal control systems and the results of Metromedia Fiber Network's internal audit and (d) reviewing with management and Metromedia Fiber Network's independent auditors Metromedia Fiber Network's annual financial statements, financial reporting practices and the results of such external audit. The Audit Committee held three regular meetings during 1998 and took action by unanimous written consent one time during 1998. The current members of the Audit Committee are Ms. Silvia Kessel and Messrs. David Rockefeller and Leonard White.

    THE COMPENSATION COMMITTEE. The Compensation Committee's functions are to review, approve, recommend and report to the board of directors on matters specifically relating to the compensation of Metromedia Fiber Network's executive officers and other key personnel and to administer Metromedia Fiber Network's stock option plans. The Compensation Committee held one meeting during 1998 and took action by unanimous written consent ten times during 1998. The current members of the Compensation Committee are Messrs. Rockefeller and White.

    THE NOMINATING COMMITTEE. The Nominating Committee's principal function is to identify candidates and recommend to the board of directors nominees for membership on the board of directors. The Nominating Committee expects normally to be able to identify from its own resources the names of qualified nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees, provided Metromedia Fiber Network Stockholders follow procedures specified in Metromedia Fiber Network's By-laws. These procedures provide that, in order to nominate an individual to the board of directors, a Metromedia Fiber Network Stockholder must provide timely notice of such nomination in writing to the Secretary of Metromedia Fiber Network and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of common stock beneficially owned by the stockholder giving such notice. To be timely, notice must be received by Metromedia Fiber Network not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of annual meeting is given, such notice must be received within 10 days following the earlier of (i) public disclosure by Metromedia Fiber Network of the date of the annual or special meeting at which directors are to be elected or (ii) the day on which such notice of the date of the meeting was mailed. For purposes of this notice requirement, disclosure will be deemed to be first made when disclosure of such date of the annual or special meeting of stockholders is first made in a press release reported by the Dow Jones News Service, Associated Press or other comparable national news services, or in a document which has been publicly filed by Metromedia Fiber Network with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. Any such nominations should be submitted in writing to Metromedia Fiber Network, c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, New Jersey, 07073, Attention: Secretary. The Nominating Committee recommends individuals to serve as directors and is comprised of members who have been elected by the stockholders. The Nominating Committee did not hold any formal meetings in 1998. The current members of the Nominating Committee are Arnold L. Wadler, Vincent A. Galluccio and Silvia Kessel.

COMPENSATION OF DIRECTORS

    During 1998, each director of Metromedia Fiber Network who was not an officer, employee or affiliate of Metromedia Fiber Network will be entitled to receive a $20,000 annual retainer plus a separate attendance fee of $1,200 for each meeting of the board of directors attended a in person or $500 for each meeting of the board of directors in which this non-employee director participated by conference telephone call. Members of committees of the board of directors are paid $500 for each meeting attended. In addition, Metromedia Fiber Network's 1997 and 1998 Incentive Stock Plans entitle any non-employee director who meets the criteria for "outside director" under Section 162(m) of the Internal Revenue Code ("Independent Directors") and who first serves on the board of directors after the adoption of the 1997 or 1998 Incentive Stock Plan to receive awards under such plan of 20,000 shares of Class A Common Stock, each having an exercise price equal to the fair market value of a share of Class A Common Stock on the date of grant. Awards to non-employee directors under the 1998 Incentive Stock Plan will be aggregated with awards under the 1997 Incentive Stock Plan so that total awards will not exceed 20,000 shares of Class A Common Stock. Under the 1997 Incentive Stock Plan, each non-employee Director who was a director of Metromedia Fiber Network on October 28, 1997 was granted an option to purchase 20,000 shares of Metromedia Fiber Network's common stock at an exercise price of $4.00, the price of the Class A Common Stock on the date of our initial public offering. Options granted to these non-employee outside directors fully vested and became exercisable as to all 20,000 shares on the date of grant.

    In addition, on August 20, 1997, Metromedia Fiber Network granted to each of Mr. Kluge and Mr. Subotnick options to purchase 1,014,000 shares of Class A Common Stock at an exercise price of $.49 per share and to each of Mr. Wadler and Ms. Kessel options to purchase 202,800 shares of Class A Common Stock at an exercise price of $.49 per share.

EXECUTIVE OFFICERS

    Set forth below is the background of each of the Company's executive officers other than those who are also directors (for the backgrounds of each of Metromedia Fiber Network's directors, including biographical information, see "PROPOSAL NO. 1 ELECTION OF DIRECTORS" below).

    GERARD BENEDETTO has been Vice President-Chief Financial Officer since February 1998. From July 1995 to January 1998, he was Vice President-Chief Accounting Officer at Metromedia International Telecommunications, Inc. From October 1993 to July 1995 he was Vice President-Chief Financial Officer at Metromedia Restaurant Group. From February 1985 to October 1993, he was Vice President-Chief Financial Officer at Metromedia Communications Corporation.

    CHARLOTTE G. DENENBERG has served as Vice President-Chief Technology Officer since December 1998. Prior to joining Metromedia Fiber Network, Ms. Denenberg was employed by Southern New England Telecommunications Corporation ("SNET"), since 1987 in a variety of positions. Ms. Denenberg held the position of Chief Technology Officer for SNET from 1994 to November 1998. Before SNET, Ms. Denenberg was employed by ITT Corporation as Director-Technology Evaluation.

    NICHOLAS M. TANZI has been Vice President-Sales since August 1997. From March 1995 to July 1997, he served as Vice President, Enterprise Networks Division at Fujitsu Business Communications Systems. From April 1993 to February 1995, Mr. Tanzi was Director of Sales, Eastern Region at Asante Technologies Inc. Mr. Tanzi was employed in various capacities from November 1979 through October 1993 at Digital Equipment Corporation.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth information on compensation awarded to, earned by or paid to the Chief Executive Officer and Metromedia Fiber Network's four other most highly compensated executive officers whose individual compensation exceeded $100,000 during the years ended

December 31, 1998, December 31, 1997 and December 31, 1996 for services rendered in all capacities to Metromedia Fiber Network's and its subsidiaries. The persons listed in the table below are referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                        ANNUAL COMPENSATION                  COMPENSATION AWARDS
                                                -----------------------------------   ---------------------------------

                                                                                         NUMBER OF
                                                                                           SHARES
                                                                       OTHER ANNUAL      UNDERLYING         ALL OTHER
                                                                       COMPENSATION        STOCK           COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR  SALARY($)   BONUS($)      ($)(1)         OPTIONS(2)            ($)
----------------------------------------  ----  ---------   --------   ------------   ----------------     ------------

Stephen A. Garofalo.....................  1998    328,385    100,000      23,301             --              --
Chairman and Chief                        1997    295,000     50,000      14,157             1,521,000(3)    --
Executive Officer                         1996    225,000      --         --                 --              --

Howard M. Finkelstein...................  1998    321,462    100,000      24,074             --              --
President and Chief                       1997    196,756     50,000      11,769             6,084,000(5)    --
Operating Officer(4)                      1996     --          --         --                 --              --

Vincent A. Galluccio....................  1998    183,400     15,000       1,673               150,000(6)    --
Senior Vice President                     1997    181,522      --         --                 1,240,920(7)    --
                                          1996    127,087      --         --                 --              --

Gerard Benedetto........................  1998    181,423      --          3,355               550,000(9)    --
Vice President-Chief                      1997     --          --         --                 --              --
Financial Officer(8)                      1996     --          --         --                 --              --

Nicholas M. Tanzi.......................  1998    158,000     65,000       2,819               150,000(6)    --
Vice President-Sales(10)                  1997     --          --         --                   360,840(11)   --
                                          1996     --          --         --                 --              --

------------------------

(1) Includes amounts paid as automobile allowance, insurance premiums and 401(k) matching funds.

(2) This information gives effect to our stock splits.

(3) Includes presently exercisable options to purchase 1,521,000 shares of class A common stock at an exercise price of $.49 per share.

(4) Officer was hired by Metromedia Fiber Network during 1997, thus preceding year's compensation is not applicable.

(5) Includes presently exercisable options to purchase 6,084,000 shares of class A common stock at an exercise price of $.49 per share.

(6) Includes options to purchase 150,000 shares of class A common stock at an exercise price of $10.50 per share that will become exercisable ratably over a four year period commencing August 31, 1999.

(7) Includes presently exercisable options to purchase 640,920 shares of class A common stock at an exercise price of $.49 per share and the options to purchase 150,000 shares of class A common stock which the officer exercised during 1998. Also, includes options to purchase 300,000 shares of class A common stock at an exercise price of $4.00 per share that will become exercisable ratably over a four year period commencing October 28, 1998.

(8) Officer was hired by Metromedia Fiber Network during 1998, thus preceding years' compensation is not applicable.

(9) Includes options to purchase 400,000 and 150,000 shares of class A common stock at an exercise price of $3.88 and $10.50 per share that will become exercisable ratably over a four year period commencing January 6, 1999 and August 31, 1999, respectively.

(10) Officer was hired by Metromedia Fiber Network during 1997, thus preceding year's compensation is not applicable. Compensation information for 1997 is omitted because aggregate compensation during such fiscal year was less than $100,000.

(11) Includes presently exercisable options to purchase 60,840 shares of class A common stock at an exercise price of $1.91 per share and options to purchase 300,000 shares of class A common stock at an exercise price of $4.00 per share that will become exercisable ratably over a four year period commencing October 28, 1998.

    During 1998 and 1997, Mr. Wadler and Ms. Kessel, each of whom serves as an executive officer of Metromedia Fiber Network, were employed and paid by Metromedia Company pursuant to a management agreement with Metromedia Company dated as of January 2, 1998. Please refer to the section in this Proxy Statement entitled "Certain Relationships and Related Transactions-Recent Transactions-Management Agreement." Metromedia Fiber Network did not pay any other amounts to the named executive officers during 1998 or 1997.

                               OPTION/SAR GRANTS
                    DURING THE YEAR ENDED DECEMBER 31, 1998

    The following table sets forth individual grants of stock options by Metromedia Fiber Network pursuant to the Company's 1997 and 1998 Incentive Stock Plans or otherwise to the named executive officers during the fiscal year ended December 31, 1998.

                                                     NUMBER OF         % OF TOTAL                                    GRANT
                                                    SECURITIES         GRANTED TO      EXERCISE                      DATE
                                                    UNDERLYING          EMPLOYEES        PRICE     EXPIRATION      VALUATION
NAME                                            OPTIONS GRANTED (#)  IN FISCAL YEAR     ($/SH)        DATE          ($)(1)
----------------------------------------------  -------------------  ---------------  -----------  -----------  ---------------

Stephen A. Garofalo...........................          --                 --             --           --             --

Howard M. Finkelstein.........................          --                 --             --           --             --

Vincent A. Galluccio..........................         150,000                2.9          10.50      8/31/08       1,083,000

Gerard Benedetto..............................         400,000                7.8           3.88       1/6/08       1,064,000
                                                       150,000                2.9          10.50      8/31/08       1,083,000

Nicholas M. Tanzi.............................         150,000                2.9          10.50      8/31/08       1,083,000

------------------------

(1) The modified Black-Scholes method of option valuation has been used to determine grant date present value. The assumptions used in the Black-Scholes option valuation calculations are (i) an estimated future annual stock price volatility of 50%; (ii) a ten-year strip rate of 5.92%;
    (iii) a future dividend yield of 0%; and (iv) an expected life of ten years.

                      AGGREGATED OPTION EXERCISES IN 1998
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

    The following table sets forth information concerning the exercise of options by the named executive officers during the 1998 fiscal year and the number of unexercised options and SARs beneficially held by such officers as of the end of the 1998 fiscal year.

                                                               NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                   SHARES         VALUE          OPTIONS AND SARS      IN THE MONEY OPTIONS/SARS
                                  ACQUIRED       REALIZED      AT FISCAL YEAR-END(#)     AT FISCAL YEAR-END($)
NAME                             ON EXERCISE       ($)        EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
-------------------------------  -----------  --------------  -----------------------  --------------------------
Stephen A. Garofalo............      --             --              1,521,000/0              50,953,500/ -
Howard M. Finkelstein..........      --             --              6,084,000/0              203,814,000/ -
Vincent A. Gallucio............     300,000   2,331,631           715,920/375,000        23,983,320/12,562,500
Gerard Benedetto...............      --             --            100,000/450,000         3,350,000/15,075,000
Nicholas M. Tanzi..............      --             --            135,840/375,000         4,550,640/12,562,500

------------------------

(1) Calculated based on a closing price for the Class A Common Stock of $33.50 per share reported by the Nasdaq National Market on December 31, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

HISTORICAL TRANSACTIONS

    As of December 31, 1996, we had outstanding approximately $4.9 million of indebtedness due to US ONE Communications of New York, Inc., a lessee of our dark fiber, which was personally guaranteed by Stephen A. Garofalo. On April 30, 1997, upon completion of the investment in Metromedia Fiber Network by Metromedia Company, $1,370,000 of the indebtedness was repaid in cash from proceeds of the Metromedia Investment while the remainder was converted into a prepaid lease payment to us. Therefore, there is no such indebtedness currently outstanding.

    In February, 1996, we entered into a settlement agreement with Howard Katz, Metromedia Fiber Network former Chief Financial Officer, and Realprop Capital Corp., an affiliate of Mr. Katz, in connection with the termination of Mr. Katz's employment with us. Pursuant to the settlement agreement, we agreed to pay Mr. Katz approximately $940,000 over a period of five years, including $90,000 per year pursuant to a consulting agreement. Under the consulting agreement, Realprop Capital was to provide consulting services relating to Katz's knowledge and understanding of transactions and the conduct of business in which we engaged and to such other areas of consultation as Katz and we mutually agreed upon. On November 12, 1996, Howard Katz, Lauren Katz, Stephen Katz and Realprop Capital entered into operational agreement with Peter Sahagen, at the time Acting Vice Chairmann-Finance of Metromedia Fiber Network. The purchase agreement granted Mr. Sahagen the right to purchase an aggregate of 1,058,524 shares of class A common stock and an option to purchase warrants for 831,532 shares of class A common stock for an aggregate purchase price of $640,000. In conjunction with the purchase agreement, in a letter agreement dated December 10, 1996, Howard Katz and Realprop Capital agreed to release us from all liabilities and obligations arising out of the settlement agreement, and to reduce the term of the $90,000 per year consulting agreement from five years to three years. On February 11, 1997, Mr. Sahagen entered into a letter agreement with us acknowledging that he was acting as nominee for us with respect to the purchase agreement and assigned to us all of his rights, title and interest in and to the purchase agreement. We agreed to reimburse Mr. Sahagen for $25,000 in payments made to Mr. Katz for extending Mr. Sahagen's right to purchase the securities. On February 11, 1997, we entered into an agreement with Howard Katz, Lauren Katz, Stephen Katz and Realprop Capital, under which we purchased the securities for $640,000 and confirmed that the consulting agreement may be terminated by us after three years of its term had concluded. The purchase price was funded with a portion of the proceeds of the loan made by Metromedia Company. In March, 1998, we entered into an amendment, settlement and release agreement with Howard Katz, Lauren Katz, Stephen Katz and Realprop Capital, and Evelyn Katz in connection with the foregoing.

    On April 15, 1996, we entered into an employment agreement with Gerald Vento under which Mr. Vento would serve as Chief Executive Officer of Metromedia Fiber Network. On the same day, we entered into a stock purchase agreement and a consulting agreement with Vento & Company of New York, LLC. Under the stock purchase agreement, we issued 6,084,000 shares of class A common stock to Vento & Company as consideration for prior services provided by Vento & Company. On October 9, 1996, we entered into a settlement agreement with Mr. Vento and Vento & Company. In this settlement agreement,

    - we agreed to terminate Mr. Vento's employment agreement,

    - Vento & Company agreed to sell to Stephen A. Garofalo 5,475,600 shares of class A common stock and

    - we agreed to pay $112,500 to Vento & Company on behalf of Mr. Vento.

    On January 3, 1997, Mr. Garofalo assigned his right to purchase the Vento shares to Mr. Sahagen. On January 13, 1997, Mr. Sahagen and other parties purchased the Vento shares for $425,000. Please refer to the section of this prospectus entitled "Businessn-Legal Proceedings."

    On October 28, 1996, the Knobel 1995 Children's Investment Trust granted to Stephen A. Garofalo an option to purchase 1,599,556 shares of class A common stock for an aggregate purchase price of $500,000. By letter dated December 3, 1996, the option was amended to reduce the number of option shares to 1,295,356. Mr. Garofalo thereafter assigned this option to us. On February 11, 1997, we exercised this option by payment of the sum of $500,000 to the Knobel Trust. We paid such amount with a portion of the proceeds of the loan made by Metromedia Company.

    On February 11, 1997, we entered into an agreement with Mr. Sahagen. In this agreement, we agreed to pay Mr. Sahagen a fee of $250,000 upon an equity investment in Metromedia Fiber Network of at least $10 million, in full and complete payment for all services rendered by Mr. Sahagen in his capacity as Acting Vice Chairmann-Finance of Metromedia Fiber Network and in facilitating the investment in Metromedia Fiber Network by Metromedia Company and for any fees or compensation due to Mr. Sahagen pursuant to any prior agreements with us. Mr. Sahagen agreed to release us from any claims against us, subject to payments required by the agreement. We agreed to designate Mr. Sahagen or a suitable designee selected by Mr. Sahagen as a Director of Metromedia Fiber Network for a term of six months. We also granted Mr. Sahagen certain piggyback registration rights. In connection with the investment in Metromedia Fiber Network by Metromedia Company, we paid the $250,000 fee to Mr. Sahagen.

    On December 13, 1996, we issued and sold to Penny Lane Partners, L.P., for aggregate cash consideration of $2,025,000:

    - 600,000 shares of 10% cumulative convertible preferred stock, the series A preferred stock bearing dividends at a rate of $.34 per share per annum,

    - warrants to purchase 456,300 shares of class A common stock at an exercise price of $1.24 per share and

    - a contingent stock subscription warrant to purchase a number of shares of class A common stock, such number to be determined based on certain future events, at an exercise price of $0.01 per share.

    In connection with the investment in Metromedia Fiber Network by Metromedia Company, Penny Lane allowed the series A preferred stock and the contingent warrants to be redeemed at an aggregate redemption price of $2,115,000, which includes accrued but unpaid dividends on the series A preferred stock, and the number of shares underlying the Penny Lane warrants from 456,300 to 912,600. In

January 1998, Penny Lane made a cashless exercise of all its warrants and the number of its shares issuable upon exercise was reduced by the number of shares at the closing on the day of exercise having a value equal to the aggregate exercise price. Accordingly, we issued Penny Lane 1,382,048 shares for all its warrants.

RECENT TRANSACTIONS

    METROMEDIA INVESTMENT. On February 10, 1997, Metromedia Company agreed to loan us $2,000,000. Please refer to the section in this prospectus entitled "Security Ownership." In an agreement dated March 6, 1997, Metromedia Company agreed to loan to us up to an additional $6,000,000, subject to certain conditions. On April 30, 1997, we repaid Metromedia Company the money it loaned to us on February 10, 1997, and March 6, 1997 with a portion of the proceeds from the investment in Metromedia Fiber Network by Metromedia Company. The loan made by Metromedia Company was funded in two installments: (1) $1,140,000 on February 10, 1997 and (2) $860,000 on February 14, 1997. It provided for a revolving loan of up to an additional $6,000,000. The loan made by Metromedia Company was scheduled to mature on August 31, 1997, and bore interest at the prime rate announced by The Chase Manhattan Bank. We used the proceeds from the first installment of the loan made by Metromedia Company to fund an escrow account which repurchased on our behalf 2,353,880 shares of class A common stock and warrants to purchase 831,532 shares of class A common stock. We pledged these repurchased securities to Metromedia Company as security for the loan made by Metromedia Company. We used the proceeds from the other installments of the loan made by Metromedia Company for working capital. On April 30, 1997, we entered into an agreement, in which we sold to Metromedia Company, Mr. Subotnick, Mr. Wadler and Ms. Kessel shares of series B convertible preferred stock, par value $.01 per share, the series B preferred stock, which constituted 100% of such series, for $32,500,000. The shares of the series B preferred stock were exchanged for 16,884,636 shares of class B common stock pursuant to the series B reclassification. We used the proceeds from this transaction to redeem the series A preferred stock and contingent warrants, $2,115,000, to repay the loan made by Metromedia Company and accrued interest thereon, $4,058,126, to repay indebtedness to US ONE Communications of New York, $1,370,000, to repay indebtedness to Sterling Capital LLC, $555,000, and used the balance for working capital. Upon repayment of the loan made by Metromedia Company, the repurchased shares were released from escrow and delivered to us.

    MODIFICATION AGREEMENT. On October 28, 1997, we entered into a modification agreement with Metromedia Company, Mr. Subotnick, Mr. Wadler, Ms. Kessel and Mr. Garofalo under which the agreement with Metromedia Company was modified and Metromedia Company, Mr. Subotnick, Mr. Wadler, Ms. Kessel and Mr. Garofalo agreed to vote all of their shares of series B preferred stock, common stock and class A common stock to approve of the adoption of our amended and restated certificate of incorporation, the reclassification of the common stock into class A common stock and of the series B preferred stock into class B common stock and the reverse stock split of shares of the class A common stock and shares of the class B common stock, as more fully described below.

    TRADEMARK LICENSE AGREEMENT. We are a party to a license agreement with Metromedia Company, pursuant to which Metromedia Company has granted us a nonexclusive, nontransferable, nonassignable right and license, without the right to grant sublicenses, to use the trade name, trademark and corporate name Metromedia in the United States and worldwide, royalty-free for a term of 10 years. The license agreement with Metromedia Company can be terminated by Metromedia Company upon one month's prior written notice in the event that:

    (1) Metromedia Company or its affiliates own less than 20% of the common stock;

    (2) a change in control of Metromedia Fiber Network occurs; or

    (3) any of the stock or all or substantially all of the assets of any of our subsidiaries are sold or transferred, in which case, the license agreement with Metromedia Company will terminate with respect to such subsidiary.

    A change in control of Metromedia Fiber Network is defined as:

    - a transaction in which a person or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, not in existence at the time of the execution of the Metromedia license agreement becomes the beneficial owner of stock entitling such person or group to exercise 50% or more of the combined voting power of all classes of stock of Metromedia Fiber Network;

    - a change in the composition of board of directors whereby a majority of the members thereof are not directors serving on the board of directors at the time of the license agreement with Metromedia Company or any person succeeding such director who was recommended or elected by such directors;

    - a reorganization, merger or consolidation where following consummation thereof, Metromedia Company would hold less than 20% of the combined voting power of all classes of Metromedia Fiber Network stock;

    - a sale or other disposition of all or substantially all of the assets of Metromedia Fiber Network; or

    - any transaction the result of which would be that the common stock would not be required to be registered under the Securities Exchange Act of 1934 and the holders of common stock would not receive common stock of the survivor to the transaction which is required to be registered under the Securities Exchange Act of 1934.

    In addition, Metromedia Company has reserved the right to terminate this trademark license agreement in its entirety immediately upon written notice to us if, in Metromedia Company's sole judgment, our continued use of Metromedia as a trade name would jeopardize or be detrimental to the good will and reputation of Metromedia Company.

    We have agreed to indemnify Metromedia Company and hold it harmless against any and all losses, claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and reasonable legal expenses, and other related expenses, arising in connection with the license agreement with Metromedia Company.

    SHARE RECLASSIFICATION AND EXCHANGES. On September 23, 1997, in connection with our initial public offering, we approved of a reverse stock split pursuant to which each share of the old common stock, par value $.01 per share, was converted into .507 shares of the old common stock. On October 28, 1997, we approved two share exchanges pursuant to which 9,564,940 shares of the old common stock, par value $.01 per share, were exchanged for the same number of shares of class A common stock and a total of 8,403.25 shares of the series B convertible preferred stock, par value $.01 per share, of Metromedia Fiber Network held by Metromedia Company, Stuart Subotnick, Arnold Wadler and Silvia Kessel were exchanged for 4,260,486 shares of our class B common stock, without giving effect to the stock splits, the series B reclassification. Messrs. Kluge, Subotnick and Wadler and Ms. Kessel are directors of Metromedia Fiber Network and Messrs. Kluge and Subotnick are general partners of, and Mr. Wadler and Ms. Kessel are executive officers of, Metromedia Company. Immediately thereafter, Mr. Wadler and Ms. Kessel converted an aggregate of 39,327 shares of class B common stock into an equivalent number of shares of class A common stock. These exchanges were exempt from registration under the Securities Act, by virtue of
Section 3(a)(9) of such Act.

    MANAGEMENT AGREEMENT. We are a party to the management agreement under which Metromedia Company provides us with consultation and advisory services relating to legal matters, insurance, personnel and other corporate policies, cash management, internal audit and finance, taxes, benefit plans and other services as we may reasonably request. The management agreement terminated on December 31, 1998, and is automatically renewed for successive one year terms unless either party terminates upon 60 days prior written notice. Pursuant to an amendment to the management agreement dated as of January 1, 1999 the management fee under the management agreement has been increased from $500,000 to $1,000,000 per year, payable monthly at a rate of $83,333.33 per month. We are also obligated to reimburse Metromedia Company all its out-of-pocket costs and expenses incurred and advances paid by Metromedia Company in connection with the management agreement. In this agreement, we have agreed to indemnify Metromedia Company and hold it harmless from and against any and all damages, liabilities, losses, claims, actions, suits, proceedings, fees, costs or expenses, including reasonable attorneys' fees and other costs and expenses incident to any suit, proceeding or investigation of any kind imposed on, incurred by or asserted against Metromedia Company in connection with the management agreement. In 1997, Metromedia Company received no money for its out-of-pocket costs and expenses or for interest on advances extended by it to us under the management agreement. For the year ended December 31, 1998, we incurred $500,000 to Metromedia Company under this agreement.

    STOCK SPLITS. On July 23, 1998, the executive committee of the board of directors approved a two-for-one stock split of the shares of class A common stock and class B common stock in the form of a 100% stock dividend. The stock dividend was issued to stockholders of record as of the close of business on August 7, 1998. As of September 30, 1998, adjusted for the effect of such stock split, we had 38,730,226 shares of class A common stock outstanding and 8,442,318 shares of class B common stock outstanding. On December 3, 1998, the executive committee of the board of directors approved a two-for-one stock split of the shares of class A common stock and class B common stock in the form of a 100% stock dividend. The stock dividend was issued to stockholders of record as of the close of business on December 8, 1998. As of January 8, 1999, adjusted for the effect of the stock splits, we had 77,605,110 shares of class A common stock outstanding and 16,884,636 shares of class B common stock outstanding.

                    CERTAIN AGREEMENTS REGARDING EMPLOYMENT

EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with each of the following named executive officers.

    GAROFALO EMPLOYMENT AGREEMENT. Mr. Garofalo's employment agremeent, dated as of February 26, 1997, has a five-year term. It provides Mr. Garofalo a base salary of $295,000 for the first year, $335,000 for the second year, $375,000 for the third year, $415,000 for the fourth year and $455,000 for the fifth year. Mr. Garofalo is also entitled to receive an annual incentive bonus to be determined by the compensation committee of the board of directors. The incentive bonus will not be less than $100,000 per year. Mr. Garofalo's employment agreement also provides for other employee benefits such as a car allowance, life insurance, health care and certain disability and death benefits. In addition, Mr. Garofalo was granted options to purchase 1,521,000 shares of class A common stock at an exercise price of $.49 per share. These options are immediately exercisable and expire 10 years from their grant. We registered the shares of class A common stock underlying the options under the Securities Act upon the consummation of our initial public offering.

    Except in the case of disability, we may terminate Mr. Garofalo's employment only for cause upon which termination Mr. Garofalo will have no right to receive any compensation or benefit from us. If the agreement is terminated without cause, or if Mr. Garofalo terminates employment for good reason, we will be obligated to pay Mr. Garofalo an amount equal to the greater of:

    - his monthly base salary as then in effect multiplied by the number of months remaining in the term of his employment as of such termination date and

    - $1,000,000.

    Good reason includes:

    - a reduction in the nature or scope of Mr. Garofalo's titles, authorities, powers, duties or responsibilities;

    - a change in the method or formula for determining the bonus which results in a decrease in the amount of bonus payable to Mr. Garofalo;

    - the removal of Mr. Garofalo as a member of the board of directors, unless such removal occurs after termination of Mr. Garofalo's employment for cause;

    - a sale of all or substantially all of the ownership interests or assets of Metromedia Fiber Network or a merger or consolidation of Metromedia Fiber Network with any other corporation;

    - a change in control of Metromedia Fiber Network, defined as any person or entity becoming a beneficial owner as defined in Rule 13d-3 of the Securities Exchange Act of 1934 directly or indirectly of securities of Metromedia Fiber Network representing 50% or more of the combined voting power of Metromedia Fiber Network's then outstanding securities; or

    - a material breach by Metromedia Fiber Network of its affirmative or negative covenants or undertakings in the employment agreement and a failure to remedy such breach within 15 days.

    Mr. Garofalo has agreed not to compete with Metromedia Fiber Network for a period of one year following termination of his employment agreement. During this non-compete period, Mr. Garofalo will be entitled to receive an amount equal to his base salary as in effect on the date of termination so long as the agreement was not terminated prior to the expiration of the term by either party.

    FINKELSTEIN EMPLOYMENT AGREEMENT. Mr. Finkelstein's employment agreement, dated as of April 30, 1997, has a three year term. It provides Mr. Finkelstein with a base salary of $295,000 for the first year, $335,000 for the second year and $375,000 for the third year. Mr. Finkelstein is also entitled to receive an annual incentive bonus to be determined by the compensation committee of the board of directors. The incentive bonus will not be less than $100,000 for each year. Mr. Finkelstein's employment agreement also provides for other employee benefits such as a car allowance, life insurance, health care, and certain disability and death benefits. In addition, Mr. Finkelstein was granted options to purchase 6,084,000 shares of class A common stock at an exercise price of $.49 per share, which options are immediately exercisable and expire 10 years from their grant. We registered such shares of class A common stock under the Securities Act on Form S-8 upon the consummation of our initial public offering.

    Except in the case of disability, we may terminate Mr. Finkelstein's employment only for cause upon which termination Mr. Finkelstein will have no right to receive any compensation or benefit from us. If the agreement is terminated without cause or if Mr. Finkelstein terminates employment for good reason, we will be obligated to pay to Mr. Finkelstein his base salary, bonus and benefits that are accrued and unpaid as of the date of termination as well as an amount equal to one and a half times his base salary as then in effect.

    Good reason includes:

    - a reduction in the nature or scope of Mr. Finkelstein's titles, authorities, powers, duties or responsibilities;

    - a change in the method or formula for determining the bonus which results in a decrease in the amount of bonus payable to Mr. Finkelstein;

    - the removal of Mr. Finkelstein as a member of the board of directors, unless such removal occurs after termination of Mr. Finkelstein's employment for cause;

    - a sale of all or substantially all of the ownership interests or assets of Metromedia Fiber Network or a merger or consolidation of Metromedia Fiber Network with any other corporation;

    - a change in control of Metromedia Fiber Network, defined as any person or entity, other than Mr. Garofalo, becoming a beneficial owner as defined in Rule 13d-3 of the Securities Exchange Act of 1934 directly or indirectly of securities of Metromedia Fiber Network representing 50% or more of the combined voting power of Metromedia Fiber Network's then outstanding securities; or

    - a material breach by Metromedia Fiber Network of its affirmative or negative covenants or undertakings in the employment agreement and a failure to remedy such breach within 15 days.

    Mr. Finkelstein has agreed not to compete with Metromedia Fiber Network for a period of one year following termination of his employment agreement. During this non-compete period, Mr. Finkelstein will be entitled to receive an amount equal to his base salary as in effect on the date of termination so long as the agreement was not terminated prior to the expiration of the term by either party.

    GALLUCCIO EMPLOYMENT AGREEMENT. Mr. Galluccio's employment agreement, dated as of August 31, 1998, has a one year term. It provides Mr. Galluccio with a base salary of $183,400. Mr. Galluccio is also entitled to receive an annual incentive bonus, which is dependent upon Metromedia Fiber Network's performance, to be determined by the compensation committee of the board of directors. If approved by the compensation committee, the incentive bonus has a target of 20% of Mr. Galluccio's base salary. Mr. Galluccio's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, Mr. Galluccio was granted options to purchase 150,000 shares of class A common stock at an exercise price of $10.50 per share. These shares have been registered under the Securities Act on Form S-8.

    Except in the case of disability or a change of control, we may terminate Mr. Galluccio's employment only for cause upon which termination Mr. Galluccio will have no right to receive any compensation or benefit from us. If Mr. Galluccio's employment is terminated for any reason other than for cause or in the event that there is a change of control of Metromedia Fiber Network and Mr. Galluccio is requested in connection with such change of control to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. Galluccio's current principal office location, Mr. Galluccio, in his sole and absolute discretion, may deem this agreement to be terminated by Metromedia Fiber Network without cause. Upon such termination, Mr. Galluccio will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from us and our employee benefit plans and an amount equal to 25% of Mr. Galluccio's base salary. Mr. Galluccio has agreed not to compete with Metromedia Fiber Network or any affiliated company for a period of two years following the termination of his employment agreement.

    BENEDETTO EMPLOYMENT AGREEMENT. Mr. Benedetto's employment agreement, dated as of August 31, 1998, has a three and one-half year term. It provides Mr. Benedetto with a minimum base salary of $200,000 for each year. Mr. Benedetto is also entitled to receive an annual incentive bonus, which is dependent upon Metromedia Fiber Network's performance, to be determined by the compensation committee of the board of directors. If approved by the compensation committee, the incentive bonus has a target of 20% of Mr. Benedetto's base salary. Mr. Benedetto's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, Mr. Benedetto was granted options to purchase 150,000 shares of class A common stock at an exercise price of $10.50 per share. These shares have been registered under the Securities Act on Form S-8.

    Except in the case of disability or a change of control, we may terminate Mr. Benedetto's employment only for cause upon which termination Mr. Benedetto will have no right to receive any compensation or benefit from us. If Mr. Benedetto's employment is terminated for any reason other than for cause or in the event that there is a change of control of Metromedia Fiber Network and Mr. Benedetto is requested in connection with such change of control to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. Benedetto's current principal office location, Mr. Benedetto, in his sole and absolute discretion, may deem this agreement to be terminated by Metromedia Fiber Network without cause. Upon such termination, Mr. Benedetto will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from us and our employee benefit plans and an amount equal to 25% of Mr. Benedetto's base salary. Mr. Benedetto has agreed not to compete with Metromedia Fiber Network or any affiliated company for a period of two years following termination of his employment agreement.

    TANZI EMPLOYMENT AGREEMENT. Mr. Tanzi's employment agreement, dated as of August 31, 1998, has a two year term. It provides Mr. Tanzi with a minimum base salary of $175,000 for each year. Mr. Tanzi is also entitled to receive an annual incentive bonus, which is dependent upon Metromedia Fiber Network's performance, to be determined by the compensation committee of the board of directors. If approved by the compensation committee, the incentive bonus has a target of 40% of Mr. Tanzi's base salary. Mr. Tanzi's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, Mr. Tanzi was granted options to purchase 150,000 shares of class A common stock at an exercise price of $10.50 per share. These shares have been registered under the Securities Act on Form S-8.

    Except in the case of disability or change of control, we may terminate Mr. Tanzi's employment only for cause upon which termination Mr. Tanzi will have no right to receive any compensation or benefit from us. If Mr. Tanzi's employment is terminated for any reason other than for cause or in the event that there is a change of control of Metromedia Fiber Network and Mr. Tanzi is requested in connection with such change of control to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. Tanzi's current principal office location, Mr. Tanzi, in his sole and absolute discretion, may deem this agreement to be terminated by Metromedia Fiber Network without cause. Upon such termination, Mr. Tanzi will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from us and our employee benefit plans and an amount equal to 25% of Mr. Tanzi's base salary. Mr. Tanzi has agreed not to compete with Metromedia Fiber or any affiliated company for a period of two years following termination of his employment agreement.

1997 AND 1998 INCENTIVE STOCK PLANS

    Metromedia Fiber Network has adopted the 1997 Incentive Stock Plan and the 1998 Incentive Stock Plan (the "Incentive Stock Plans") pursuant to which key employees, officers and directors (including independent directors and members of the compensation committee) of Metromedia Fiber Network and its subsidiaries who have substantial responsibility in the direction of Metromedia Fiber Network and its subsidiaries, and others whom the option committee determines provide substantial and important services to the company may be granted (i) incentive stock options ("ISOs") and/or (ii) non-qualified stock options ("NQSOs" and together with ISOs, "Stock Options"). The aggregate number of shares of the class A common stock that may be the subject of Stock Options under the Incentive Stock Plans is 14,000,000 (4,000,000 under the 1997 Incentive Stock Plan and 10,000,000 under the 1998 Incentive Stock Plan) and the maximum number of shares of class A common stock available with respect to Stock Options granted to any one grantee is 1,000,000 (400,000 under the 1997 Incentive Stock Plan and 600,000 under the 1998 Incentive Stock Plan) shares.

    The exercise price of all ISOs is the fair market value of the class A common stock on the date of grant (or 110% of such fair market value with respect to ISOs granted to persons who own stock possessing more than 10% of the voting rights of Metromedia Fiber Network's capital stock) and the exercise price of all NQSOs is determined by the Compensation Committee, although the initial awards will be made at fair market value of the class A common stock on the date of grant. Stock Options vest and become exercisable over a period of years and have a term not to exceed ten years, as determined by the Compensation Committee.

    If a grantee's employment with Metromedia Fiber Network or a subsidiary is terminated because of the grantee's death, or the grantee's retirement on or after attaining the age which the company may from time to time establish as the retirement age for any class of its employees or the age specified in the employment agreement with such grantee prior to the date when the Stock Option is by its terms exercisable, the Stock Option shall be immediately exercisable as of the date of the termination of the grantee's employment, subject to the other terms of the Incentive Stock Plans. Upon a "change in control" of Metromedia Fiber Network (as defined in the Incentive Stock Plans) each holder of a Stock Option shall have the right to exercise the Stock Option in full without regard to any waiting period, installment period or other limitation or restriction thereon and the right, exercisable by written notice within 60 days after the change in control, to receive in exchange for the surrender of an option an amount of cash equal to the difference between the fair market value of the class A common stock on the date of exercise and the exercise price of the Stock Option. For options granted under the 1998 Incentive Stock Plan on or after November 13, 1998, in the event of a change in control, the board of directors may in its sole discretion determine (i) that each holder of such a Stock Option shall have the right to exercise the Stock Option in full without regard to any waiting period, installment period or other limitation or restriction thereon, and/or (ii) each holder of such a Stock Option shall have the right, exercisable by written notice within 60 days after the change of control, to receive in exchange for the surrender of a Stock Option an amount of cash equal to the difference between the fair market value of the Class A Common Stock on the date of exercise and the exercise price of the Stock Option. Alternatively, the board of directors may in its sole discretion determine to take neither action. Upon a grantee's termination of employment from Metromedia Fiber Network or a subsidiary on account of disability, the grantee or the legal representative of the grantee, shall have the right for a period of one year following the date of such termination to exercise a Stock Option to the extent such award is exercisable and to the extent such Stock Option has not yet expired. In the event the grantee's employment with Metromedia Fiber Network or a subsidiary is terminated for any reason other than disability, death or retirement, the grantee may exercise a Stock Option within three months after his or her termination of employment.

INDEMNIFICATION AGREEMENTS

    We have entered into indemnification agreements with certain officers and directors. The indemnification agreements provide for indemnification of such directors and officers to the fullest extent authorized or permitted by law. The indemnification agreements also provide that

    (1) we will advance all expenses incurred by the director or officer in defending certain litigation,

    (2) we will appoint in certain circumstances an independent legal counsel to determine whether the director or officer is entitled to indemnification and

    (3) we will continue to maintain directors' and officers' liability insurance, which currently consists of $25.0 million of primary coverage.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires Metromedia Fiber Network's directors and executive officers, and persons who beneficially own more than 10% of the outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock. Such officers, directors and greater than 10% stockholders are required by the regulations of the Securities and Exchange Commission to furnish Metromedia Fiber Network with copies of all reports that they file under Section 16(a). To Metromedia Fiber Network's knowledge, based solely on a review of the copies of such reports furnished to Metromedia Fiber Network and written representations that no other reports were required, all Section 16(a) filing requirements applicable to Metromedia Fiber Network's officers, directors and greater than 10% beneficial owners were complied with by such persons during the fiscal year ended December 31, 1998, except Vincent A. Galluccio inadvertently failed to file, when due, a Form 4 relating to one transaction during the fiscal year ended December 31, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee consists of Messrs. Rockefeller and White. Neither member of the compensation committee served as an officer or employee of Metromedia Fiber Network or any of its subsidiaries during fiscal 1998. There were no material transactions between Metromedia Fiber Network and any of its members of the Compensation Committee during fiscal 1998.

COMPENSATION COMMITTEE REPORT ON COMPENSATION

    The compensation committee of the board of directors is comprised entirely of independent directors and is responsible for developing and making recommendations to the board with respect to MFN's executive compensation policies.

    The following report of the compensation committee discusses MFN's executive compensation policies and the basis of the compensation paid to MFN's executive officers in 1998.

    In general, the compensation committee seeks to link the compensation paid to each executive officer to the performance of such executive officer. Within these parameters, the executive compensation program attempts to provide an overall level of executive compensation that is competitive with companies of comparable size and with similar market and operating characteristics.

    There are three elements in the Company's executive total compensation program, all determined by individual and corporate performance as specified in the various employment agreements:

    - Base salary

    - Annual incentive

    - Long-term incentive

BASE SALARY

    The Summary Compensation Table shows amounts earned during 1998 by Metromedia Fiber Network's executive officers. The base compensation of such executive officers is set by the terms of the employment agreement entered into with each such executive officer. Metromedia Fiber Network established base salaries prior to its initial public offering in 1997 for Mr. Finkelstein's and Mr. Garofalo's executive employment agreements the base salaries for the other executive employment agreements were established by the company in August of 1998.

ANNUAL INCENTIVES

    Each executive officer is entitled to an annual incentive bonus as determined by the compensation committee. The cash bonuses awarded to Metromedia Fiber Network's chief executive officer, president, senior vice president and vice president-sales in 1998 were determined based on provisions of their employment agreements.

LONG-TERM INCENTIVES

    Metromedia Fiber Network grants long-term incentive awards to align a significant portion of the executive compensation program with shareholder interests. Executives of the company are eligible to participate in the 1997 and 1998 Incentive Stock Plans. On January 6, 1998 the compensation committee approved and the company granted to the vice president--chief financial officer stock options to purchase 400,000 shares of class A common stock at an exercise price of $3.88 which was the fair market value of such shares on the date of grant. Also, on August 31, 1998 the compensation committee approved and the company granted to each of the senior vice president, vice president-chief financial officer and vice president-sales stock options to purchase 150,000 shares of class A common stock at an exercise price of $10.50 per share which was the fair market value of such shares of class A common stock on the date of grant.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The Summary Compensation Table shows amounts earned during 1998 by Metromedia Fiber Network's Chairman and Chief Executive Officer, Stephen A. Garofalo. Mr. Garofalo's employment agreement sets his base compensation. The compensation committee may adjust his respective annual incentive bonus (although to not less than $100,000) based on an assessment of his past performance, increases in Metromedia Fiber Network's revenue and market penetration and improvements in operating efficiencies.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). One of the factors the compensation committee considers in connection with compensation matters is the anticipated tax treatment to Metromedia Fiber Network and to the executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive's vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the compensation committee's control also affect the deductibility of compensation. Accordingly, the compensation committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

    The foregoing report of the compensation committee shall not be deemed to be incorporated by reference into any filing of MFN under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Metromedia Fiber Network specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                                          Submitted by the Compensation
                                          Committee
                                          of MFN's board of directors
                                          as of March 30, 1999
                                          David Rockefeller
                                          Leonard White

PERFORMANCE GRAPH

    The following graph sets forth the total stockholder return on our class A common stock as compared to the Nasdaq Stock Market Composite Index, a broad based capitalization-weighted index of all NASDAQ National Market and Smallcap Stocks, and the NASDAQ Telecommunications Stock Index, a capitalization-weighted index designed to measure the performance of all NASDAQ stocks in the telecommunications sector, for the period commencing on October 29, 1997 and ending December 31, 1998. The total stockholder return assumes $100 invested October 29, 1997 in Metromedia Fiber Network's Class A Common Stock, the Nasdaq Stock Market Composite Index and the NASDAQ Telecommunications Stock Index.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
         METROMEDIA FIBER NETWORK, INC., NASDAQ STOCK MARKET COMPOSITE
                INDEX AND NASDAQ TELECOMMUNICATIONS STOCK INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                10/29/97   12/31/97   12/31/98
Metromedia Fiber Network, Inc.        100        104        627
NASDAQ Composite Index                100         98        137
NASDAQ Telecomm Index                 100        104        170

                                                             OCTOBER 29, 1997      DECEMBER 31, 1997      DECEMBER 31, 1998
                                                            -------------------  ---------------------  ---------------------
Metromedia Fiber Network, Inc.............................             100                   104                    627
NASDAQ Stock Market Composite Index.......................             100                    98                    137
NASDAQ Telecommunications Stock Index.....................             100                   104                    170

------------------------

* Total return assumes $100 investment on October 29, 1997 in Metromedia Fiber Network, Inc. and select indices, and reinvestment of dividends.

                  PROPOSAL NO. 1 ELECTION OF CLASS A DIRECTORS

    The following table sets forth certain information with respect to the members of our board of directors, including the incumbent directors (Messrs. Finkelstein, Garofalo and Galluccio) who have been nominated by the board of directors for re-election as class A directors at the annual meeting.

    The board of directors knows of no reason why any of its nominees will be unable or will refuse to accept election. If any nominee becomes unable or refuses to accept election, the board of directors will either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, proxies will be voted in favor of such nominee.

    The affirmative vote of the holders of a plurality of shares of class A common stock present in person or represented by proxy at the annual meeting will be required to elect each of the three class A directors to Metromedia Fiber Network's board.

                                                                                                      CLASS OF    DIRECTOR
  NAME, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS                  AGE      DIRECTORS      SINCE
--------------------------------------------------------------------------------------      ---      ----------  -----------

Stephen A. Garofalo...................................................................          48      Class A        1993

  Mr. Garofalo founded Metromedia Fiber Network in April 1993, has been serving as chairman of the board since Metromedia Fiber Network's inception and as chief executive officer since October 1996 and served as president from 1993 to 1996 and as secretary from 1993 to 1997. From 1979 to 1993 Mr. Garofalo served as president and chief executive officer of F. Garofalo Electric Co., Inc., an electrical contractor.

Howard M. Finkelstein.................................................................          45      Class A        1997

  Mr. Finkelstein has been president, chief operating officer and a director of
  Metromedia Fiber Network since April 1997. Prior to joining the Company, Mr.
  Finkelstein was employed by various affiliates of Metromedia Company and its predecessor for 16 years. His most recent position was as executive vice president and chief operating officer of Metromedia International Telecommunications, Inc.
  From 1984 to 1993, Mr. Finkelstein served as president of Metromedia Communications
  Corporation, a national long distance telecommunications carrier. In addition, Mr.
  Finkelstein served as executive vice president and chief operating officer of
  Metromedia Restaurant Group from 1993 to 1995. Mr. Finkelstein is a director of
  Multimedia Medical Systems, Incorporated, a privately held company.

Vincent A. Galluccio..................................................................          53      Class A        1997

  Mr. Galluccio has been a director of the Company since February 1997 and has served as president of our International Optical Network joint ventures since February 1998 and as a senior vice president since December 1995. From January 1992 to October
  1994, Mr. Galluccio was employed by British Telecommunications plc as a global sales manager for network outsourcing operations. Prior to joining British
  Telecommunications plc Mr. Galluccio spent 25 years with International Business
  Machines Corporation in various sales, marketing and business development positions and was involved in both domestic and world trade assignments.

                                                                                                      CLASS OF    DIRECTOR
  NAME, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS                  AGE      DIRECTORS      SINCE
--------------------------------------------------------------------------------------      ---      ----------  -----------
Silvia Kessel.........................................................................          48      Class B        1997

  Ms. Kessel has served as a director of Metromedia Fiber Network since July 1997 and as executive vice president since October 1997. Ms. Kessel has served as chief financial officer and treasurer of Metromedia International Group, Inc. since 1995 and executive vice president of Metromedia International Group since 1996. In addition, Ms. Kessel served as executive vice president of Orion Pictures
  Corporation, a motion picture production and distribution company, from January 1993 through July 1997, senior vice president of Metromedia since 1994 and president of
  Kluge & Company since January 1994. Prior to that time, Ms. Kessel served as senior vice president and a director of Orion from June 1991 to November 1992 and managing director of Kluge & Company from April 1990 to January 1994. Ms. Kessel is executive vice president and a member of the board of directors of Big City Radio, Inc., an
  American Stock Exchange listed company that operates radio stations in New York, Los
  Angeles and Chicago, and of Metromedia International Group.

John W. Kluge.........................................................................          84      Class B        1997

  Mr. Kluge has been a director of Metromedia Fiber Network the Company since July
  1997. Mr. Kluge has been the President and Chairman of Metromedia Company and its
  predecessor-in-interest, Metromedia, Inc. for over five years. Mr. Kluge has been the chairman of the board of Metromedia International Group since 1995. In addition,
  Mr. Kluge has been chairman of the board and a director of Orion from 1992 until
  July 1997. He also serves as a director of Conair Corporation and Occidental
  Petroleum Corporation.

Stuart Subotnick......................................................................          56      Class B        1997

  Mr. Subotnick has been a director of Metromedia Fiber Network since July 1997. Mr.
  Subotnick has been the vice chairman of the board of Metromedia International Group since 1995 and president and chief executive officer of Metromedia International
  Group since December 1996. In addition, Mr. Subotnick served as vice chairman of the board of Orion from 1992 until July 1997. Mr. Subotnick has served as executive vice president of Metromedia, its predecessor-in-interest, Metromedia, Inc., and
  Metromedia International Group for over five years. Mr. Subotnick is also a director of Carnival Cruise Lines, Inc. and chairman of the board of Big City Radio.

                                                                                                      CLASS OF    DIRECTOR
  NAME, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS                  AGE      DIRECTORS      SINCE
--------------------------------------------------------------------------------------      ---      ----------  -----------
David Rockefeller.....................................................................          83      Class B        1997

  Mr. Rockefeller has served as a director of Metromedia Fiber Network since October
  1997. He currently serves as chairman of The Chase Manhattan Bank's International
  Advisory Committee, as chairman of Rockefeller Center Properties, Inc. (since 1995)
  and as a Director of Rockefeller & Co., Inc. (since 1994), a privately owned investment management firm and its parent corporation, Rockefeller Financial
  Services, Inc. From 1961 to 1981, Mr. Rockefeller served as chairman of The Chase
  Manhattan Corporation and The Chase Manhattan Bank, N.A. From 1981 to 1995, he
  served as chairman of Rockefeller Group, Inc.

Arnold L. Wadler......................................................................          55      Class B        1997

  Mr. Wadler has served executive vice president, general counsel and secretary of the
  Company since October 1997 and has served as a director of Metromedia Fiber Network since July 1997. Mr. Wadler has served as executive vice president, general counsel and secretary of Metromedia International Group since August 29, 1996 and, from
  November 1, 1995 until that date, as senior vice president, general counsel and secretary of Metromedia International Group and as the executive vice president, general counsel, secretary and director of Big City Radio since December 1997. In addition, Mr. Wadler serves as a director of Metromedia International Group and served as a Director of Orion from 1991 until July 1997 and as senior vice president, secretary and general counsel of Metromedia, and its predecessor-in-interest, Metromedia, Inc., for over five years.

Leonard White.........................................................................          59      Class B        1997

  Mr. White has served as a director of Metromedia Fiber Network since October 1997.
  Mr. White has served as President and chief executive officer of Rigel Enterprises since July 1997. Mr. White served as President and Chief Executive Officer of Orion from 1992 until 1997 and as President and Chief Executive Officer of Orion Home
  Entertainment Corporation from 1987 to 1992. Mr. White also serves as a director of
  Metromedia International Group, Big City Radio and American Film Technologies, Inc.

    THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF CLASS A COMMON STOCK VOTE "FOR" THE ELECTION OF MESSRS. FINKELSTEIN, GAROFALO, AND GALLUCCIO AS CLASS A DIRECTORS OF METROMEDIA FIBER NETWORK.

                     PROPOSAL NO. 2--THE CHARTER AMENDMENT

    On March 30, 1999, the board of directors approved an amendment to Article THIRD, Section 4.1 of Metromedia Fiber Network's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our capital stock to 2,700,000,000 shares consisting of (a) 2,405,000,000 shares of Class A common stock, (b) 275,000,000 shares of Class B common stock, and (c) 20,000,000 shares of preferred stock, subject to stockholder approval. The following summary description of the charter amendment is qualified in its entirety by the text thereof contained in Appendix A hereto.

    As of March 31, 1999, we have authorized 220,000,000 shares of capital stock, consisting of (i) 180,000,000 shares of class A common stock, of which 77,742,970 are issued and outstanding, (ii) 20,000,000 shares of class B common stock, of which 16,884,636 are issued and outstanding and (iii) 20,000,000 shares of preferred stock, none of which are issued and outstanding. The board of directors believes it is desirable to have additional shares of class A common stock and class B common stock available for future financings, potential acquisitions and the payment of stock dividends. Having shares of common stock available for issuance provides us with greater flexibility should opportunities arise that require prompt action as it will allow such shares to be issued without the delay and expense of obtaining stockholder approval at the time, which could otherwise deprive Metromedia Fiber Network and its stockholders of the ability to effectively benefit from the opportunity. In addition, our board of directors could consider the issuance of common stock as a means of protecting our stockholders in the face of a proposal relating to a change in control of Metromedia Fiber Network that the board determined was not in the best interests of Metromedia Fiber Network and its stockholders.

    The charter amendment is not intended to have an anti-takeover effect. However, as a result of the increase in the number of shares of authorized common stock, the board of directors could, with certain restrictions, issue additional shares of common stock without any further stockholder action. The issuance of such shares of common stock could be used as an anti-takeover effect. Accordingly, the charter amendment may have an anti-takeover effect.

    Approval by the affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of the charter amendment.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT.

                         PROPOSAL NO. 3 RATIFICATION OF
                    THE APPOINTMENT OF INDEPENDENT AUDITORS

    The board of directors has appointed the firm of Ernst & Young LLP, independent auditors, to audit our consolidated financial statements for the year ending December 31, 1999, subject to ratification by our Stockholders.

    A partner of Ernst & Young LLP is expected to be present at the annual meeting and to be provided with an opportunity to make a statement if such partner desires to do so and to be available to respond to appropriate questions from stockholders.

    If the stockholders do not ratify the appointment Ernst & Young LLP as independent auditors for the forthcoming fiscal year, such appointment will be reconsidered by the audit committee and the board of directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF METROMEDIA FIBER NETWORK'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 1999.

                   ANNUAL REPORT; INCORPORATION BY REFERENCE

    We our mailing our annual report on Form 10-K for the fiscal year ended December 31, 1998 (which contains the Company's audited consolidated financial statements) to stockholders together with this proxy statement. To the extent this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled "Compensation Committee Report on Compensation" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

    Upon the oral or written request of any stockholder of record on the record date, we will supply a copy of the Company's annual report on Form 10-K for the year ended December 31, 1998 (excluding exhibits), as filed with the Commission, without charge. You should direct requests to Metromedia Fiber Network, Inc., c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: Secretary.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    Any stockholder who wishes to present a proposal at the 2000 annual meeting of stockholders, and who wishes to have such proposal included in our proxy statement for that meeting, must deliver a copy of such proposal to Metromedia Fiber Network, c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: Secretary, no later than December 10, 1999; provided, however, that if the 2000 annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 1999 annual meeting of stockholders, any stockholder who wishes to have a proposal included in our proxy statement for that meeting must deliver a copy of the proposal to us a reasonable time before the proxy solicitation is made. We reserve the right to decline to include in our proxy statement any stockholder's proposal, which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

                                 OTHER BUSINESS

    The board of directors does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

    PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. You may later revoke the proxy and, if you are able to attend the meeting, you may vote your shares in person.

                                        By Order of the Board of directors,

                                        /s/ Arnold L. Wadler
                       ---------------------------------------------------------
                                        Arnold L. Wadler
                                        SECRETARY

April 9, 1999

                                                                      APPENDIX A

                            CERTIFCATE OF AMENDMENT
                                     TO THE
                 AMENDED RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         METROMEDIA FIBER NETWORK, INC.
       (Pursuant to Section 242 of the Delaware General Corporation Law)

    The undersigned, Silvia Kessel and Arnold L. Wadler, Executive Vice President and Secretary, respectively, of Metromedia Fiber Network, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

    1.  The name of the corporation is Metromedia Fiber Network, Inc.

    2. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation to increase the authorized number of shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock") and to change the par value of such shares.

    3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing the first sentence of Article THIRD,
        Section 4.1 thereof in its entirety and by substituting in its place the following:

        "The total number of shares of stock which the Corporation shall have the authority to issue is 2,700,000,000, consisting of (i) 20,000,000 shares of Preferred Stock, the par value of $0.01 per share (the "Preferred Stock"), (ii) 2,405,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock), and (iii) 275,000,000 shares of Class B Common Stock, par value of $0.01 per share (the "Class B Common Stock")."

    4. The Board of directors of the Corporation duly adopted resolutions pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL") proposing that this Certificate of Amendment to the Amended and Restated Certificate of Incorporation be approved and declaring the adoption of this Amendment to the Amended and Restated Certificate of Incorporation to be advisable, and the stockholders of the Corporation duly approved this Certificate of Amendment to the Restated Certificate of Incorporation in accordance with Sections 211 and 242 of the DGCL.
        Dated and attested to as of May   , 1999.

                                METROMEDIA FIBER NETWORK, INC.

                                By:
                                     -----------------------------------------
                                     Name: Silvia Kessel
                                     Title: Executive Vice President

Attest:

-------------------------------------------
Name: Arnold L. Wadler
Title: Secretary

-----------------------------------------------------------------------------
PROXY                                                                   PROXY
                         METROMEDIA FIBER NETWORK, INC.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
           BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 18, 1999

     The undersigned hereby appoints Gerard Benedeto, Dennis E. Codlin and Arnold L. Wadler, and each of them, as proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side at the annual meeting of the stockholders of Metromedia Fiber Network, Inc., to be held on May 18, 1999, at 10:00 a.m., local time, on the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019, and any and all adjournments thereof, all of the shares of common stock, par value $.01 per share, of Metromedia Fiber Network, Inc., according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the proposals set forth on the reverse side, as more fully set forth in the Proxy Statement, dated April 9, 1999.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF
                             THE LISTED PROPOSALS

          PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE

                  (Please date and sign on the reverse side)

-----------------------------------------------------------------------------
                             FOLD AND DETACH HERE

-----------------------------------------------------------------------------------------------------------------------------------
METROMEDIA FIBER NETWORK, INC.                                                                  Please mark your vote
                                                                                                as in this example      /X/
                                                                                                using dark ink only


1. Election of Directors--Nominees:       2. The adopter of the amendment to the        3. The ratification of the appointment
     Howard M. Finkelstein, Stephen          Metromedia Fiber Network, Inc.                of Ernst & Young, LLP as Independent
     A. Carolalo and Vincent A.              Amended and Released Certificate              auditors for the year ending
     Gelluucia                               of Incorporation                              December 31, 1999

   For all nominees
   except as marked
   to the contrary
   below
                      Withhold Authority          FOR        AGAINST     ABSTAIN               FOR        AGAINST     ABSTAIN
     /        /         /        /            /        /   /        /  /        /          /        /   /        /  /        /
     /        /         /        /            /        /   /        /  /        /          /        /   /        /  /        /
     /        /         /        /            /        /   /        /  /        /          /        /   /        /  /        /

_________________________________________________                            IMPORTANT: Please sign exactly as name appears on
Nominees Exception                                                           this card. Each joint owner should sign. Executors,
INSTRUCTIONS: to withhold authority to vote for                              administrators, trustees, etc., should give full
any individual nominee, strike a line through                                name.
the nominee's name in the above list.

                                                                             Date:___________________________________________ 1999

                                                                             _____________________________________________________
                                                                             Signature

                                                                             _____________________________________________________
                                                                             Please Print Name Here

                                                                             _____________________________________________________
                                                                             Signature

                                                                             _____________________________________________________
                                                                             Please Print Name Here


THIS PROXY WHEN PROPERLY EXECUTED SHALL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE 'FOR' PROPOSALS NO. 1, 2 AND 3, IF NO DIRECTION IS MADE. THIS PROXY WILL BE
VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3 IN THEIR DISCRETION. THE PROXIES ARE AUTHORIZED TO
VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING ON ANY ADJOURNMENT THEREOF.
-----------------------------------------------------------------------------------------------------------------------------------
                                                       FOR AND DETACH HERE